Exhibit 99

TITAN REPORTS ALL-TIME RECORD SALES IN 2007

Quincy, IL. - Titan International, Inc. (NYSE: TWI)
February 28, 2008

Fourth quarter and year-to-date highlights:

•	Sales for fourth quarter 2007 were an all-time record of $204.9 million, up 24 percent, as compared to $165.6 million in the fourth quarter of 2006.

•	Year-to-date sales were an all-time record of $837.0 million, a 23 percent increase from $679.5 million of sales in 2006.

•	Gross profit for fourth quarter 2007 was $11.3 million, up more than 400 percent, as compared to $2.1 million in 2006.

•	Year-to-date selling, general and administrative expenses for 2007 were 6.3 percent of net sales as compared to 6.7 percent in 2006.

•
Net loss was $(8.8) million in fourth quarter 2007, versus $(9.5) million in fourth quarter 2006. Net loss was $(7.2) million in 2007 (includes a noncash debt charge of $13.4 million), compared to net income of $5.1 million in 2006.

•	Cash at December 31, 2007, was $58.3 million, a 75 percent increase over the December 31, 2006, cash balance of $33.4 million.

•	Long-term debt at December 31, 2007, was $200 million, a decrease of $91.3 million, or 31 percent, over the December 31, 2006, balance of $291.3 million.

•	Stockholders’ equity at year-end 2007 was $272.5 million, an increase of $85.3 million, or 46 percent, over the December 31, 2006, balance of $187.2 million.

Statement of Chief Executive Officer:

“Titan’s year in 2007 can be described best as one of constant evolution,” said Titan Chairman and CEO Maurice M. Taylor Jr. “We saw the agricultural market begin its upswing and had a strong year in the off-the-road (OTR) market. We’ve laid much groundwork for the future, as well. Our giant 57-inch and 63-inch radial tire project has moved forward at record speed. In fact, our first 63-inch tire was recently completed. The Titan team is a hard working group, and we’ve developed a new and better way to manufacture tires that should out perform their competitors, and are more efficient to produce.

“With the added capacity in Bryan, Ohio, Titan expects to provide a supply of OTR tires to the mining industry that can meet demand. A continuation of strong OTR demand along with an increase in the agricultural market in 2008 will provide even more opportunities for Titan. As I’ve said before, there’s no greater challenge than proving nay-sayers wrong.”

Financial overview:

Titan International, Inc.’s net sales of $204.9 million for fourth quarter of 2007 were 24 percent higher than fourth quarter 2006 sales of $165.6 million.  Year-end: Net sales for 2007 were $837.0 million, up 23 percent from $679.5 million in 2006. The higher sales levels were attributed to the expanded agricultural and earthmoving product offerings, which includes General branded off-the-road (OTR) tires. The expanded OTR offerings came with the added manufacturing capacity from the Bryan, Ohio, OTR facility, which was acquired in July 2006.

Gross profit for fourth quarter 2007 was $11.3 million, as compared to $2.1 million in 2006.  Year-end: Gross profit for the year of 2007 was $84.1 million, as compared to $72.8 million for 2006. The increases in gross profit were primarily due to the higher sales volumes quarter over quarter and year over year.

Loss from operations was $(5.4) million in the fourth quarter of 2007, as compared to $(11.6) million loss in fourth quarter 2006.  Year-end: Income from operations was $24.8 million for the year ended December 31, 2007, and $22.0 million for the year ended December 31, 2006.

Interest expense was $4.1 million in the fourth quarter of 2007 as compared to $5.0 million of interest expense in the fourth quarter of 2006.  Year-end: Net interest expense for the year 2007 was $18.7 million compared to $17.0 million in 2006.

Loss before taxes in fourth quarter 2007 was $(8.6) million, compared to $(15.9) million in 2006.  Year-end: Loss before taxes totaled $(3.9) million for the year 2007, as compared to income before taxes of $8.6 million in 2006. The 2007 total included a $13.4 million noncash convertible debt conversion charge.

Income taxes of $0.3 million were recorded for the fourth quarter of 2007, compared to an income tax benefit of $6.4 million in the fourth quarter of 2006.  Year-end: Income tax expense was $3.4 million for each of the years ended December 31, 2007, and 2006.

Net loss was $(8.8) million for fourth quarter 2007, versus $(9.5) million in fourth quarter 2006.  Year-end: Net loss was $(7.2) million in 2007 (including a noncash convertible debt conversion charge of $13.4 million), compared to net income of $5.1 million in 2006.

For the fourth quarter of 2007, basic and diluted loss per share was $(.32), compared to $(.48) during the fourth quarter of 2006.  Year-end: For the year ended December 31, 2007, basic and diluted loss per share was $(.28), compared to earnings per share of $.26 in 2006.

Cash balance: The company’s year-end cash balance was $58.3 million at December 31, 2007, an increase of nearly $25 million from $33.4 million at year-end 2006.

Debt balance: Long-term debt is $200 million at December 31, 2007, decreasing $91.3 million from the year-end 2006 balance of $291.3 million.

Equity balance: The company’s stockholders’ equity increased $85.3 million in the year ended December 31, 2007. Titan’s equity balance reached $272.5 million at December 31, 2007, a significant increase from the $187.2 million at December 31, 2006.

Recent Developments:

Affirmative Preliminary Antidumping Determination on OTR Tires from China
Titan welcomed the U.S. Commerce Department’s preliminary decision on February 6, 2008, to impose antidumping duties on imports of new pneumatic off-the-road (OTR) tires from China. OTR tires are used on construction and agricultural equipment.

As a result of this preliminary determination, Commerce will instruct U.S. Customs and Border Protection to collect a cash deposit or bond based on these preliminary rates. Commerce preliminarily determined that Chinese producers/exporters have sold new pneumatic off-the-road tires in the U.S. at 10.98 to 210.48 percent less than fair value, with a majority of exporter/producers at 24.75 percent less than fair value.

The agency will now continue the proceeding by holding hearings, conducting verifications of information, and reaching a final determination by early June of this year. The International Trade Commission will also investigate the issue of injury and reach a determination on that issue thereafter.

Titan Builds First Radial 63-Inch Tire
On February 15, 2008, Titan Tire Corporation built its first giant radial 63-inch tire at its facility in Bryan, Ohio. Titan should begin supplying this off-the-road (OTR) tire to select mines in approximately 90 days.

Titan announced its commitment to produce these giant OTR tires, used in the mining industry, in May 2007 when the company’s Board of Directors approved funding to increase tire production capacity to include 57- and 63-inch giant radial tires.

Form 10-K:

For additional information and Management’s Discussion and Analysis of Financial Condition and Results of Operations, see the company’s Form 10-K filed with the Securities and Exchange Commission on February 28, 2008.

Safe harbor statement:

This press release includes forward-looking statements that involve risks and uncertainties, including risks as detailed in Titan International, Inc.’s periodic filings with the Securities and Exchange Commission, including the annual report on Form 10-K for the year ended December 31, 2007. The company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties and the company undertakes no obligation to publicly update or revise any forward-looking statements.

Company description:

QUINCY, Ill.—Titan International, Inc. (NYSE: TWI), a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles) applications.

Titan International, Inc.
Consolidated Statements of Operations (Unaudited)
For the three and twelve months ended December 31, 2007 and 2006

Amounts in thousands except earnings per share data.	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Net sales	$204,938	$165,563	$837,021	$679,454
Cost of sales	193,603	163,421	752,890	606,676
Gross profit	11,335	2,142	84,131	72,778

Selling, general & administrative expenses	15,048	12,732	53,138	45,766
Royalty expense	1,665	1,049	6,155	5,001
(Loss) income from operations	(5,378)	(11,639)	24,838	22,011

Interest expense	(4,059)	(5,004)	(18,710)	(17,001)
Noncash convertible debt conversion charge	0	0	(13,376)	0
Other income	843	744	3,364	3,564
(Loss) income before income taxes	(8,594)	(15,899)	(3,884)	8,574

Provision (benefit) for income taxes	254	(6,359)	3,363	3,430

Net (loss) income	$(8,848)	$(9,540)	$(7,247)	$5,144

(Loss) earnings per common share:
Basic	$(.32)	$(.48)	$(.28)	$.26
Diluted	(.32)	(.48)	(.28)	.26

Average common shares outstanding:
Basic	27,336	19,794	25,665	19,702
Diluted	27,336	19,794	25,665	20,044

Segment Information
 Revenues from external customers (Unaudited)
Amounts in thousands	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Agricultural	$137,712	$91,388	$515,642	$421,096
Earthmoving/Construction	60,315	65,868	277,206	183,357
Consumer	6,911	8,307	44,173	75,001
Total	$204,938	$165,563	$837,021	$679,454

Consolidated Condensed Balance Sheets (Unaudited)
Amounts in thousands
	December 31,	December 31,
Assets	2007	2006
Current assets:
Cash & cash equivalents	$58,325	$33,412
Accounts receivable	98,394	73,882
Inventories	128,048	154,604
Deferred income taxes	25,159	29,234
Prepaid & other current assets	17,839	18,801
Total current assets	327,765	309,933

Property, plant & equipment, net	196,078	184,616
Investment in Titan Europe Plc	34,535	65,881
Goodwill	11,702	11,702
Other assets	20,415	12,994
Total assets	$590,495	$585,126

Liabilities & stockholders’ equity
Current liabilities:
Short-term debt	$0	$98
Accounts payable	43,992	25,884
Other current liabilities	43,788	36,942
Total current liabilities	87,780	62,924

Long-term debt	200,000	291,266
Deferred income taxes	14,044	27,924
Other long-term liabilities	16,149	15,835
Stockholders’ equity	272,522	187,177
Total liabilities & stockholders’ equity	$590,495	$585,126

Visit www.titan-intl.com for year-end 2007 conference call information.

Contact: Courtney Leeser, Communications Coordinator
(217) 221-4489